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                                  EXHIBIT 11

                   THE CENTRIS GROUP, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Share

The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each year ended December 31, adjusted to reflect the February 27, 1998 two-for-one stock split. Such information, presented in conformance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share", is as follows:

                                                                      (000 omitted, except for
                                                                          per share data)
                                                                     1996        1995       1994
                                                                   ---------   --------   --------
Net income......................................................   $15,212     $15,020    $13,854
Weighted average shares outstanding during
   the period (Basic Shares)....................................    11,980      11,732     11,204
Common stock equivalent shares..................................       174         218        252
                                                                   ---------   --------   --------

Common and common stock equivalent shares
   outstanding for purposes of calculating
   diluted income per share.....................................    12,154      11,950     11,456
                                                                   =========   ========   ========

Basic income per share..........................................   $  1.27     $  1.28    $  1.24
Diluted income per share........................................   $  1.25     $  1.26    $  1.21